Exhibit 99.1
Presidential Realty Corporation                                 NEWS
180 South Broadway
White Plains, N.Y. 10605         (914) 948-1300

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                                                    FOR IMMEDIATE RELEASE
                                                    White Plains, New York
                                                    July 15, 2008

Jeffrey Joseph, President of Presidential Realty Corporation (the "Company"), a real estate investment trust whose shares are traded on the American Stock Exchange (PDLA and PDLB), announced today that the Company had completed the purchase in a private transaction of 17,000 shares of its Class A Common Stock and 200,000 shares of its Class B Common Stock from Charles Frischer for a purchase price of $1,193,500 ($5.50 per share). The closing price on the American Stock Exchange on the last trading day before July 14, 2008, the day on which the Agreement to sell the shares was executed, was $5.10 per share for the Company's Class A and $5.05 per share for the Company's Class B shares. The average closing price for the Company's Class B shares on the American Stock Exchange over the thirty days prior to July 14, 2008 was $5.64. Mr. Joseph reported that the Board of Directors of the Company believes that the purchase of a large block of the Company's shares at the agreed upon purchase price is an appropriate use of the Company's cash available for investment and in the best interest of all of the shareholders of the Company.

Mr. Joseph reported that within the past thirty days, the Company had also purchased 1,000 shares of its Class A Common Stock and 7,000 shares of its Class B Common Stock from a shareholder at a purchase price at or about the then current market price.

Mr. Joseph also reported that the Company had received repayment in full of its $3,875,000 Note from an affiliate of David Lichtenstein, which Note was secured by subordinate security interests in various apartment properties owned by Mr. Lichtenstein. The Company had received a principal repayment of $1,079,000 on June 3, 2008 and the balance was repaid on July 11, 2008.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: trends and uncertainties in the general economic climate; the supply of and demand for residential, mall and other commercial properties; interest rate levels; the availability of financing and other risks associated with the development, acquisition, ownership and operation of properties. Additional factors that could cause Presidential's results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-KSB. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any changes in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

For further information contact:
Jeffrey F. Joseph, President
Presidential Realty Corporation
at the above address and telephone number